Exhibit 19

G. I. 8
Appendix B

February 23, 2011

GRAYBAR ELECTRIC COMPANY, INC
Code of Ethics for Covered Officers

Introduction

This Code of Ethics has been adopted by the Board of Directors of Graybar Electric Company, Inc., to deter wrongdoing and promote honest and ethical conduct, proper disclosure of financial information in the filings with, or submissions to, the Securities and Exchange Commission, and in other public communications made by the Company, and compliance with applicable laws, rules, and regulations by the Company's principal executive officer, principal financial officer, principal accounting officer and controller.  This Code of Ethics is intended to supplement the General Instruction titled Business Conduct (G. I. 8) that is applicable to all employees of the Company.

Applicability

This Code of Ethics is applicable to the principal executive officer, principal financial officer, principal accounting officer and controller (the “Covered Officers”).  References in this Code of Ethics to the Company include its subsidiaries and divisions.

Principles and Practices

In performing his or her duties, each Covered Officer must:

(1)             Maintain high standards of honest and ethical conduct in all dealings with other employees, customers, and suppliers of the Company and with other third parties, including the Company's independent auditors, on behalf of the Company;

(2)             Avoid any actual or apparent conflict of interest between personal and professional relationships as defined in G. I. 8;

(3)             Report to the Audit Committee of the Board of Directors any conflict of interest that may arise and any material transaction or relationship that reasonably could be expected to give rise to a conflict;

(4)            Take reasonable measures to protect the confidentiality of non-public information about the Company or its customers or suppliers and prevent the unauthorized disclosure of such information unless required by applicable law or regulation or legal or regulatory process;

(5)      Maintain all Company accounting records and reports derived from them in accordance with applicable laws, in a manner that fairly and accurately reflects the transactions or occurrences to which they relate and assures that they fairly and accurately reflect in reasonable detail the Company's assets, liabilities, revenues, and expenses and do not contain any false or intentionally misleading entries.  In this regard, compliance with the Company's system of internal controls is required at all times;

(6)             Endeavor to assure full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with or submits to the Securities and Exchange Commission and in other public communications made by the Company;

(7)            Comply and take reasonable action to cause others to comply with applicable governmental laws, rules, and regulations; and

(8)             Promptly report suspected violations of this Code of Ethics by any Covered Officer to the Audit Committee, which may be done anonymously.

Waiver

Any request for a waiver of any provision of this Code must be in writing and addressed to the Audit Committee.  Any waiver of this Code will be disclosed promptly in accordance with the rules of the Securities and Exchange Commission and any other requirement then in effect.

Compliance and Accountability

The Audit Committee will regularly assess compliance with this Code, report material violations to the Board of Directors, and recommend to the Board appropriate action to assure accountability for violation of this Code by any Covered Officer.

Personal Commitment to the Graybar Code of Ethics

Covered Officers shall review the Graybar Code of Ethics and acknowledge the following by electronic signature.

I understand that failure to observe the terms of the Code of Ethics may result in disciplinary action, including termination of employment, and that a violation of the Code of Ethics may also constitute a violation of law that may result in civil or criminal penalties for me and/or the Company.  I further understand that my agreement to comply with the Code of Ethics does not constitute a contract of employment.